VUANCE LTD.  ("Vuance" or "the Company")
1 Ha’Ma’alit St., Ha’Sharon Industrial Park, Qadima, Israel

PROXY STATEMENT

ANNUAL GENERAL MEETING OF SHAREHOLDERS

 July 28th, 2009

        We invite you to attend Vuance’s Annual General Meeting of Shareholders (the “Meeting”). The Meeting will be held on September 6th, 2009, at 10:00AM (Israel time), at Vuance’s principal offices at 1 HaMa’alit St., Ha’Sharon Industrial Park, Qadima, Israel.

        We are sending you this Proxy Statement because you hold Ordinary Shares of Vuance. Our Board of Directors (the “Board”) is asking that you sign and send in your proxy card, attached to this Proxy Statement, in order to vote at the Meeting or at any adjournment of the Meeting.

Agenda Items

        The following matters are on the agenda of the Meeting:

(1,2,3)	Re-election of current (non-external) directors;

(4)	Election of a new “external director”;

(5)	Appointment of independent accountant-auditor for 2009;

(6)	Presentation and discussion of Vuance's 2008 financial statements.

How You Can Vote

        You can vote your shares by attending the Meeting or by completing, signing and returning a proxy card.  Attached is the proxy card for the Meeting that is being solicited by our Board.  Please follow the instructions on the proxy card.  You may change your mind and cancel your proxy card by sending us written notice, by signing and returning a proxy card with a later date, or by voting in person or by proxy at the Meeting.  We will not be able to count a proxy card unless we receive it at our principal offices at the above address, or our registrar and transfer agent receives it, not less than seventy-two (72) hours prior to the time set for the Meeting.  If you sign and return the enclosed proxy card, your shares will be voted in favor of all of the proposed resolutions, whether or not you specifically indicate a “for” vote, unless you clearly vote "against" or "abstain" in respect of a specific resolution.

Who Can Vote

        You are entitled to receive notice of the Meeting and to vote at the Meeting if you were a shareholder of record at the close of business on August 5th, 2009.  You are also entitled to vote at the meeting if you held Ordinary Shares through a bank, broker or other nominee, which was one of our shareholders of record at the close of business on August 5th , 2009, or which appeared in the participant listing of a securities depository on that date.  We are mailing the proxy cards to our shareholders on or about July 28th , 2009, and we will solicit proxies primarily by mail. Proxies will be available on the Company’s website http://www.vuance.com on or about July 28th, 2009. The original solicitation of proxies by mail may be further supplemented by solicitation by telephone, mail, email and other means by certain of our officers, directors, employees and agents, but they will not receive additional compensation for these services.  We will bear the cost of the solicitation of the proxy cards, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of Ordinary Shares.

Quorum and Required Vote

        On June 30, 2009, we had 5,579,819 outstanding Ordinary Shares.  Each Ordinary Share is entitled to one vote upon each of the matters to be presented at the Meeting.  Under our Articles of Association, the Meeting will be convened properly if at least two shareholders attend the meeting in person or sign and return proxies, provided that they hold shares representing more than 33.333% of our voting power.  This is known as a quorum.  If   within one-half (1/2) hour from the time set for the Meeting a quorum is not present, the Meeting will be adjourned to the same day, time and place in the next week or to another date and place as shall be determined by the Board.

Under Israeli law, broker non-votes and abstentions will be counted toward the required quorum, but will then have no effect on whether the requisite vote is obtained (that is, they will not be counted as voting for or against the proposals).

Voting Results

In accordance with the Companies Regulations (Written Ballot and Position Papers) – 2005, shareholders who hold at least five percent (5%) of the Company’s outstanding voting rights and shareholders who hold at least five percent (5%) of the Company’s outstanding voting rights without taking into consideration the voting rights held by the Controlling Shareholder of the Company, are entitled, following the Annual Meeting, to inspect the signed proxy cards kept by the Company at its registered office or at the office of its transfer agent.

Our Board unanimously recommends that you vote “FOR” all proposals under Items 1 through 6 below.

ITEMS 1 -3 – RE-ELECTION OF CURRENT (NON-EXTERNAL) DIRECTORS

        You are being asked to reelect the following persons currently serving as the (non-external) directors in the Board, for an additional service period until the next annual shareholders meeting: Eli Rozen, Avi Landman and Jaime Shulman. The vote in respect of each of the nominees shall be separately.

        Under our Articles of Association, the maximum number of our directors is fixed at ten.  Our Board currently consists of five directors, including two directors who are “external directors” under the Israeli Companies Law.

Under the rules of the NASDAQ Stock Market, Inc., at least three of the directors should be "independent Directors", who satisfy the applicable independence requirements as defined by the rules. The "external directors" normally qualify as "independent directors".

Nominees for Directors

        Our Board recommends that the following three nominees be re-elected as (non-external) directors of the Board. Each (non-external) director who is elected at the meeting will serve until next year’s annual meeting of Vuance’s shareholders:

Eli Rozen is one of our co-founders and serves as a director and our Chairman of the Board.  Mr. Rozen has served as the Chairman since 2000. From 1988 until 2000, he served as Vuance’s Chief Executive Officer and President. Mr. Rozen has a B.S. in Industrial Engineering and Management from the Israel Institute of Technology - the ''Technion''.

Avi Landman is one of our co-founders and serves as a member of the Board of Directors and as our Research Manager. Prior to co-founding Vuance in 1988, Mr. Landman worked as a computer engineer at Gal Bakara Ltd. and prior to that as a Practical Engineer at Eltam Ltd. Mr. Landman has a Bachelor of Science degree in Computer Engineering from the Technion - Israel Institute of Technology' and a Practical Engineer Diploma in Electronics from Bosmat Haifa.

Jaime Shulman, became a member of the Board of Directors on September 17, 2006 and qualifies as "independent director" (in addition to the two "external directors"). From 2001 to 2003 Mr. Shulman was president and C.E.O of Logisticare, Ltd. From 1998 to 2000, Mr. Shulman was the president and CEO of the Amcor Group. From 1993 to 1997, Mr. Shulman was the president and CEO of the Magam Enterprises Group. From 1991 to 1998, Mr. Shulman was the active Chairman of the board (part time) of Tana Industries. From 1991 to 1992, Mr. Shulman was a foreign Consultant to Metrometer, Inc. (New York). From 1978 to 1991, Mr. Shulman was CEO of Electra Israel. From 1970 to 1977, Mr. Shulman was Production Manager at Tadiran, Plastic and Metal Plant. Mr. Shulman is an Electromechanical Engineer (equivalent to M.Sc. in Israel) from Buenos Aires University, Argentina.

We are proposing to adopt the following resolutions:

RESOLUTION NO. 1
 “RESOLVED, to re-elect Mr. Eli Rozen to the Board of Directors of the Company.”

RESOLUTION NO. 2
“RESOLVED, to re-elect Mr. Avi Landman to the Board of Directors of the Company.”

RESOLUTION NO. 3
“RESOLVED, to re-elect Mr. Jaime Shulman to the Board of Directors of the Company.”

        The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required to elect the individuals named above as directors.

ITEM 4 – ELECTION OF AN "EXTERNAL DIRECTOR"

        In accordance with the Israeli Companies Law and the relevant regulations, the Company, as a public company, must have at least two “external directors” at the Board of Directors who meet the statutory requirements of independence. An “external director” serves for a term of three years, which may be extended once for an additional three-year term. The Company wishes to appoint a new “external director” due to the fact that the service term of Mr. Ilan Horesh who served as an “external director” at the Board of Directors for a period of three years, is due to expire on September 17, 2009. An “external director” can be removed from office only under very limited circumstances. All of the “external directors” must serve as members of the Company’s Audit Committee, and at least one “external director” must serve on each committee of the Board of Directors.

        The shareholders are being asked to elect Mr. Benjamin Binyamin to serve as an “external director” at the Board of Directors under the Israeli Companies Law for a three-year term. Biographical information concerning Mr. Binyamin is set forth below:

Mr. Binyamin is currently a shareholder and managing director of 4BEST Consulting and Management Ltd., a company engaged in financial consulting to companies and businesses. From 2004 to 2006 Mr., Binyamin was CFO of Globus Group Ltd. From 2002 to 2003 Mr. Binyamin was CEO of H. Aloni Enterprises Ltd. From 1992 to 2002 Mr. Binyamin was CFO and Deputy CEO of Ytong Industries Ltd. From 1987 to 1992 Mr. Binyamin was Finance and Administration Manager in the Azorim group. From 1981 to 1987 Mr. Binyamin served in several executive positions at the Tadiran Group, including as Deputy CEO of T.F.L Ltd. and Chief Accountant of Tadiran Communications Ltd. From 1977 to 1981 Mr. Binyamin was a “Senior” at Braude & Co. accounting firm. Mr. Binyamin is an authorized accountant in Israel (CPA) and holds a first degree in economics and accounting from the Tel Aviv University.

         Nominee for External Director

        Our Board of Directors recommended that the foregoing nominee will be elected as an “external director” to the Board of Directors at the Meeting. Our Board of Directors found that this nominee has all necessary qualifications required under the Israeli Companies Law and the requirements of NASDAQ. If elected at the meeting, Mr. Binyamin will serve at the Board of Directors for an initial three-year term.

        We are proposing to adopt the following resolution:

“RESOLVED, to elect Mr. Binyamin to the Board of Directors of the Company, to serve as an “external director” for a three-year term.”

        The affirmative vote of the holders of a majority of the voting power represented and voting on this proposal in person or by proxy is necessary to elect the individual named above as an “external director”. In addition, the shareholders’ approval must either (i) include at least one-third of the Ordinary Shares voted by shareholders who are not controlling shareholders, or (ii) the total Ordinary Shares of non-controlling shareholders voted against this proposal must not represent more than one percent of the outstanding Ordinary Shares. Under the Israeli Companies Law, in general, a person will be deemed to be a “controlling shareholder” if the person has the power to direct the activities of the company, otherwise than by reason of being a director or other office holder of the company.

ITEM 5 – APPOINTMENT OF INDEPENDENT ACCOUNTANT-AUDITOR FOR 2009

               We are proposing to adopt the following resolution:

RESOLUTION NO. 5

        “RESOLVED, to appoint Fahn Kanne & Co., as Vuance’s independent external accountant-auditor for the fiscal year 2008, and to authorize the Board of Directors (or, the Audit Committee, if authorized by the Board of Directors) to fix the remuneration of such independent accountant-auditor in accordance with the volume and nature of their services.”

The affirmative vote of a majority of the Ordinary Shares voting on this proposal in person or by proxy is required in order to approve the above resolution.

ITEM 6 – PRESENTATION AND DISCUSSION OF THE COMPANY'S 2008 FINANCIAL STATEMENTS

The Board approved the Company's Annual Report on Form 20-F for the year ended December 31, 2008, including Vuance’s 2008 audited consolidated financial statements (the “Financial Statements”) which may be viewed at Vuances' offices in Qadima, Israel, during normal business hours.

Vuance’s financial officers and external accountant-auditor will attend the Meeting and present the Financial Statements. They will be available to respond to questions raised during the Meeting. In accordance with Section 60(b) of the Israeli Companies Law, you are invited to discuss the Financial Statements, and questions regarding the Financial Statements may be addressed to Vuance’s financial officers and auditors.

By Order of the Board of Directors. ELI ROZEN Chairman of the Board of Directors

Dated:  July 28, 2009

Vuance Ltd.

A Proxy pursuant to the Companies Regulations (Voting in Writing and Position Notices), 5766-2005

Part 2

Name of company:	Vuance Ltd.
Mailing address:	Ha’Sharon Industrial Park, P.O.B. 5039, Qadima 60920, Israel
Company’s registry number:	52-004407-4
Date of general meeting:	September 6, 2009
Type of general meeting:	Annual
Record Date:	August 5, 2009

Shareholder’s details
Name:
ID number:
If the shareholder is not an Israeli citizen:
Passport number:
Date of issuance of passport:
Date of expiration of passport:
If the shareholder is a corporation:
Registry number:
Incorporation state:

Manner of Vote

Resolution Number	Vote [1]			For Resolution No. 4, the matter of election of external director (section 239(b) of the Companies Law) – are you a controlling shareholdert?[2]
	For	Against	Abstain	No	Yes*
1
2
3
4
5
6

Date	Signature

* Please elaborate on the next page
1 If this section will not be signed, you will be deemed as if you have signed "Abstained".
2 A shareholder who will not fill in this column, or who will mark "Yes" and not elaborate, his vote will not be counted.

Shareholders holding shares through a Stock Exchange Member ((חבר בורסה (according to section 177(1) of the Companies Law) – this proxy will be valid only if an ownership authorization is attached, except when the voting is via the Internet.

Shareholders registered in the Shareholders Registry – the proxy will be valid if a copy of ID/Passport/Certificate of Incorporation is attached.

Additional Details
For the matter of Resolution No. 4, election of external director (section 239(b) of the Companies Law) – following are details concerning my being a controlling shareholder: